Exhibit 16

                    EXPLANATION OF TOTAL RETURN CALCULATION

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
EXPLANATION OF TOTAL RETURN CALCULATION                                                             EXHIBIT 16
PHOENIX STRATEGIC ALLOCATION FUND
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TOTAL RETURN FORMULA:
             P( 1 + T )(n) = ERV

Where:       P = a hypothetical initial payment of $1,000
             T = average annual total return
             n = number of years
             ERV = ending redeemable value


            (a)        (b)         (c)=a-b          (d)            (e)         (f)        (g)      (h)=f-g     (i)=(h-a)/a
                     Front end   Initial Net     Number of       Dividend     Share     Backend     Ending     Cumulative    Average
          Initial      Sales        Asset        shares per      Reinvest   Value end    Sales    Redeemable     Total       Annual
          Payment     Charge        Value      Initial Payment    Shares    of Period    Charge     Value        Return      Return
          -------     ------        -----      ---------------    ------    ---------    ------     -----        ------      ------
            ($)        ($)           ($)                                       ($)        ($)        ($)          (%)         (%)

SINCE INCEPTION JANUARY 29, 1982 TO DECEMBER 31, 1997
Strategic Allocation CLASS A
          1,000.00    47.50         952.50          88.36           338.6    6,587.93        0     6,587.93     558.79%     12.91%


SINCE INCEPTION OCTOBER 24, 1994 TO DECEMBER 31, 1997
Strategic Allocation CLASS B
          1,000.00      -         1,000.00          66.76           32.24    1,514.56    20.00     1,494.56      49.46%     13.43%

10 YEARS ENDING DECEMBER 31,1997
Strategic Allocation CLASS A
          1,000.00    47.50         952.50          75.72        111.9813    2,896.16        0     2,896.16     189.62%     11.22%


5 YEARS ENDING DECEMBER 31,1997
Strategic Allocation CLASS A
          1,000.00    47.50         952.50          63.98           39.52    1,597.04        0     1,597.04      59.70%      9.82%


3 YEARS ENDING DECEMBER 31,1997
Strategic Allocation CLASS A
          1,000.00    47.50         952.50          64.27           31.55    1,478.48        0     1,478.48      47.85%     13.92%


Strategic Allocation CLASS B
          1,000.00      -         1,000.00          67.61           31.49    1,516.34    20.00     1,496.34      49.63%     14.38%


1 YEAR ENDING DECEMBER 31,1997
Strategic Allocation CLASS A
          1,000.00    47.50         952.50          61.38           13.12    1,149.77        0     1,149.77      14.98%     14.98%


Strategic Allocation CLASS B
          1,000.00      -         1,000.00          64.81           13.45    1,197.43    40.00     1,157.43      15.74%     15.74%
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